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                                                                 Exhibit 99

                 WINTHROP GROWTH INVESTORS 1 LIMITED PARTNERSHIP

                                December 31, 1996

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

1.    Statement of Cash Available for Distribution:


                                              Year Ended      Three Months Ended
                                           December 31, 1996   December 31, 1996
                                           -----------------   -----------------
Net Loss                                         $  (847,000)      $  (153,000)
Add: Depreciation and amortization                 1,711,000           465,000

Less: Cash to reserves                              (664,000)         (262,000)
                                                 -----------       -----------

Cash Available for Distribution                  $   200,000       $    50,000
                                                 ===========       ===========

Distributions allocated to Limited Partners      $   200,000       $    50,000
                                                 ===========       ===========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1996:

 Entity Receiving                      Form of
   Compensation                      Compensation                      Amount
------------------------------------------------------------------  ------------
General Partners       Interest in Cash Available for Distribution       $  --

Winthrop Management    Property Management Fee                       $    86,000